Exhibit 10.4

DuPont

Senior Executive Severance Plan

ARTICLE I

PURPOSE

This Senior Executive Severance Plan has been established by the Company on June 1, 2019 (the “Effective Date”) to provide certain senior executives of the Company with the opportunity to receive certain severance protections. The Plan, as set forth herein, is primarily intended to help retain qualified executives, maintain a stable work environment and provide economic security to eligible executives in the event of certain qualifying terminations of employment. Capitalized terms used but not otherwise defined herein have the meanings set forth in Article II.

The Plan is not intended to be included in the definitions of “employee pension benefit plan” or “pension plan” set forth under Section 3(2) of ERISA. The Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Notwithstanding the foregoing, if and to the extent that the Plan is deemed to be an “employee pension benefit plan” or “pension plan” as set forth under Section 3(2) of ERISA, then the Plan is intended, for all purposes under ERISA, to constitute a plan that is unfunded and maintained by the Company primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

DEFINITIONS

“Accrued Compensation” means in respect of any Participant: (i) Base Salary accrued by the Participant through, but not paid to the Participant as of, the Qualifying Termination Date, (ii) any cash incentive bonus earned by the Participant in respect of the most recent completed fiscal year preceding the Qualifying Termination but not paid to the Participant as of the Qualifying Termination Date and (iii) any vested employee benefits to which the Participant is entitled as of the Qualifying Termination Date under any employee benefit plan of the Company.

“Administrator” means the Compensation Committee or its delegate.

“Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by the Company.

“Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Qualifying Termination Date or, if higher, as in effect immediately prior to the occurrence of an event or circumstance constituting Good Reason.

“Beneficial Owner” has the meaning defined in Rule 13d-3 under the Exchange Act.

“Benefit Continuation” has the meaning set forth in Section 3.02(c).

“Benefit Continuation Coverage” means (i) in the case of the CEO, three (3) years if a Qualifying Termination occurs during the Covered Period and two (2) years if a Qualifying Termination occurs outside of the Covered Period and (ii) in the case of any other Participant, two (2) years if a Qualifying Termination occurs during the Covered Period and one and one half (1 1⁄2) years if a Qualifying Termination occurs outside of the Covered Period.

“Benefit Continuation Period” means the period commencing on the Qualifying Termination Date and ending upon the earlier to occur of (i) completion of the number of years under the applicable Benefit Continuation Coverage and (ii) the date on which the Participant becomes eligible to receive coverage on substantially similar terms from another employer or, in the case of outplacement services, the date on which the Participant accepts an offer of full-time employment from a subsequent employer.

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in a Participant’s employment or other agreement with the Company, provided that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause shall mean (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the employing Company that specifically identifies the alleged manner in which the Participant has not substantially performed the Participant’s duties or (ii) the willful engaging by the Participant in illegal conduct or misconduct that is injurious to the Company, including without limitation any breach of the Company’s Code of Business Conduct or other applicable ethics policy. The determination as to whether the Participant is being terminated for Cause shall be made after a reasonable and good faith investigation by the Board; provided, however, that Cause shall not exist under this Plan unless: (x) the Company gives written notice to the Participant of the event or condition within ninety (90) days following the Board’s actual knowledge thereof where such notice describes with particularity the alleged act(s) at issue; (y) the Company has given the Participant no fewer than thirty (30) days to remedy or otherwise cure the event or condition if curable; and (z) the Company terminates the Participant’s employment within thirty (30) days following the expiration of any cure period.

“CEO” means the Chief Executive Officer of the Company from time to time.

“Change in Control” means that the event set forth in any one of the following paragraphs shall have occurred:

(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in (I) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (II) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto; or

(v)    a corporate transaction or series of transactions involving a sale or other disposition of a business of, or operations relating to, the Company (whether by sale, spin-off, split-off, divestiture or other disposition of an organizational unit or business unit of the Company or one of its subsidiaries) that the Administrator expressly determines in its discretion, before the occurrence of such transaction or the completion of such series of transactions, to deem such transaction or series of transactions as a Change in Control for purposes of the Plan with respect to some or all of the Participants.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of common shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions; and (ii) to the extent necessary to avoid the imposition of adverse taxation under Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Company” means DuPont de Nemours, Inc., a Delaware corporation, and, except as the context otherwise requires, its Affiliates and wholly-owned subsidiaries and any successor by merger, acquisition, consolidation or otherwise.

“Compensation Committee” means the People and Compensation Committee of the Board.

“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the two-year anniversary of the occurrence of the Change in Control.

“Effective Date” has the meaning set forth in Article I.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a section of ERISA shall be deemed to include a reference to any regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excise Tax” means any excise tax imposed on the Participant under Section 4999 of the Code.

“Good Reason” means, in each case without the Participant’s consent, (i) a material diminution in the Participant’s base compensation, annual target bonus opportunity or annual long-term incentive award opportunity, (ii) a material diminution in the Participant’s title, authority, duties or responsibilities, (iii) a material change in the geographic location at which the Participant must perform his/her services for the Company, (iv) a material breach by the Company of any material written agreement between the Participant and the Company or (v) the failure of any successor to expressly assume and agree to perform this Plan in accordance with Section 8.07 hereof. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist. Notwithstanding the foregoing, none of these events or conditions will constitute Good Reason unless: (x) the Participant provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof; (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection; and (z) the Participant terminates his or her employment within thirty (30) days following the expiration of that cure period.

“Participant” means the CEO and the individuals identified on Exhibit A hereto.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

“Plan” means this DuPont Senior Executive Severance Plan, as may be amended and/or restated from time to time.

“Qualifying Termination” means the termination of a Participant’s employment either by the Company without Cause or by the Participant for Good Reason.

“Qualifying Termination Date” means the date on which a Participant incurs a Qualifying Termination.

“Restricted Period” means (i) in the case of the CEO, the one and one half (1½) year period following a Qualifying Termination, and (ii) in the case of any other Participant, the one (1) year period following a Qualifying Termination.

“Severance Multiple” means (i) in the case of the CEO, (A) three (3) in respect of a Qualifying Termination during the Covered Period and (B) two (2) in respect of a Qualifying Termination outside the Covered Period and (ii) in the case of any other Participant, (A) two (2) in respect of a Qualifying Termination during the Covered Period and (B) one and one half (1½) in respect of a Qualifying Termination outside the Covered Period.

“Target Annual Bonus” means a Participant’s target annual cash incentive bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which the Qualifying Termination Date occurs, provided that if the Participant is not eligible to receive a specified target annual cash incentive bonus following a Change in Control, then Target Annual Bonus shall mean such target annual cash incentive bonus in effect as of immediately prior to the date of the Change in Control.

“Total Payments” has the meaning set forth in Section 4.01.

ARTICLE III

SEVERANCE

Section 3.01    Accrued Compensation. If a Participant terminates employment with the Company for any reason, the Company shall provide (or cause to be provided to) the Participant the Participant’s Accrued Compensation.

Section 3.02    Qualifying Termination.

(a)    Amount. In the event a Participant incurs a Qualifying Termination, subject to the execution and nonrevocation of a general release of claims in a form and manner reasonably acceptable to the Company and compliance with the provisions of Article V, the Company shall provide (or cause to be provided to) the Participant:

(i)    a lump sum cash payment equal to the product of the applicable Severance Multiple and the sum of Base Salary and Target Annual Bonus;

(ii)    a lump sum cash payment equal to the product of (A) the Target Annual Bonus or the annual cash incentive bonus that would have been paid to the Participant had there been no employment termination as calculated based on actual performance, whichever is greater, and (B) a fraction, the numerator of which is the number of days elapsed in the calendar year in which occurs the Qualifying Termination, through and including the Qualifying Termination Date, and the denominator of which is 365, to be paid at the time annual cash bonuses are paid to otherwise similarly situated active employees of the Company and in any event on or before March 15th of the year following the year in which the Qualifying Termination occurs;

(iii)    Benefit Continuation during the Benefit Continuation Period, as made available immediately before the Qualifying Termination (or, if the Qualifying Termination occurs during the Covered Period, as made available immediately before the Change in Control if more favorable);

(iv)    continued financial counseling and tax preparation services during the Benefit Continuation Period pursuant to Company policy from time to time, as made available immediately before the Qualifying Termination (or, if the Qualifying Termination occurs during the Covered Period, as made available immediately before the Change in Control if more favorable); and

(v)    the provision of outplacement services suitable to the Participant’s position during the Benefit Continuation Period pursuant to Company policy from time to time.

(b)    Timing and Form of Cash Payment. Subject to Section 8.13, the payments described in Section 3.02(a)(i) and (ii) shall be made no sooner than the date on which the general release of claims becomes irrevocable but subject to Section 3.02(a)(ii) in no event later than sixty (60) days following the Qualifying Termination Date.

(c)    Benefit Continuation. For purposes of this Plan, “Benefit Continuation” means that the Company shall provide (or cause to be provided) continued participation by the Participant and his or her eligible dependents in the health, dental and vision benefit plans in which the Participant participated immediately prior to the Qualifying Termination (or, if more favorable, immediately before an event giving rise to Good Reason termination rights) on the same basis as similarly situated active employees, if possible under the terms of such benefit plans. If continued participation in such plans is not possible, the Company shall provide the Participant and his or her eligible dependents with substantially equivalent coverage. Benefit Continuation shall be provided concurrently with any health care benefit required under COBRA.

Section 3.03    Notice of Termination. After a Change in Control and during the Covered Period, any purported termination of the Participant’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto. Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth in Section 6.01, or to such other address as either party may have furnished to the other in writing in accordance herewith. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall (i) indicate the specific termination provision in this Plan relied upon and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

Section 3.04    Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.

Section 3.05    Effect on Existing Plans. Benefits provided under this Plan by reason of a Qualifying Termination on or before August 31, 2019 shall be, if waived by a Participant before such a Qualifying Termination, in lieu of those to which the Participant would be entitled under the Senior Executive Severance Plan or Key Employee Severance Plan of E. I. du Pont de Nemours and Company or any successor thereto, and absent such a waiver no benefits shall be provided under this Plan by reason of such a Qualifying Termination. Benefits provided under this Plan otherwise shall be in lieu of benefits provided under any other severance plan of the Company for which a Participant may be eligible by reason of a Qualifying Termination if the aggregate value of the benefits provided under this Plan exceeds the aggregate value of the benefits that otherwise would be provided under such other severance plan.

ARTICLE IV

SECTION 280G

Section 4.01    Treatment of Payments. Notwithstanding any other provision of the Plan to the contrary, in the event that any payment or benefit received or to be received by the Participant (including any payment or benefit received in connection with a Change in Control or the termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

Section 4.02    Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 4.01, the Total Payments shall be reduced in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.

Section 4.03    Additional Payments. If the Participant receives reduced payments and benefits by reason of this Article IV and it is established pursuant to a determination of a court of competent jurisdiction, which determination is not subject to review or as to which the time to appeal such determination has expired, or pursuant to an Internal Revenue Service proceeding, that the Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

ARTICLE V

RESTRICTIVE COVENANTS

Section 5.01    Confidential Information. At all times following a Qualifying Termination of a Participant’s employment with the Company, the Participant may not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company “Confidential Information” (i.e., information concerning the Company and its business that is not generally known outside the Company or any of its past parents, subsidiaries or affiliates, and includes, but is not limited to, (a) trade secrets; (b) intellectual property; (c) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (d) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (e) Company business plans, marketing plans, financial data and projections; and (f) information received in confidence by the Company from third parties). For purposes of this Section 5.01, information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.

Section 5.02    Non-Solicitation of Employees. During the Restricted Period, a Participant may not, directly or indirectly, on behalf of the Participant or any other individual, company or entity: (a) recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, any employee or independent contractor of the Company to terminate his or her employment or engagement with the Company and/or to seek employment with the Participant’s new or prospective employer, as applicable, or (b) offer employment to or hire, or cause or aid others to offer employment to or hire, any employee or independent contractor of the Company.

Section 5.03    Non-Solicitation of Customers. During the Restricted Period, a Participant may not, directly or indirectly, on behalf of the Participant or any other individual, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any individual, company or entity which was a customer or potential customer for such products or services and with which the Participant had direct or indirect contact regarding those products or services or about which the Participant learned Confidential Information at any time during the two (2) years immediately preceding the Qualifying Termination Date that the Participant was employed or engaged by the Company or DowDuPont Inc. or any of its direct or indirect subsidiaries.

Section 5.04    Non-Competition Regarding Products or Services. During the Restricted Period, a Participant may not, directly or indirectly, on behalf of the Participant or any other individual, company or entity, in any capacity, provide products or services competitive with or similar to products or services offered by the Company to any individual, company or entity which was a customer for such products or services and with which customer the Participant had direct or indirect contact regarding those products or services or about which customer the Participant learned Confidential Information at any time during the two (2) years immediately preceding the Qualifying Termination Date that the Participant was employed or engaged by the Company or DowDuPont Inc. or any of its direct or indirect subsidiaries.

Section 5.05    Non-Competition Regarding Activities. During the Restricted Period, a Participant may not, directly or indirectly, on behalf of the Participant or any other individual, company or entity, in any capacity, engage in activities which are (a) entirely or in part the same as or similar to activities in which the Participant engaged, for or on behalf of the Company or DowDuPont Inc. or any of its direct or indirect subsidiaries, at any time during the two (2) years immediately preceding the Qualifying Termination Date, and (b) in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which the Participant worked, for or on behalf of the Company or DowDuPont Inc. or any of its direct or indirect subsidiaries, at any time during the two (2) years immediately preceding the Qualifying Termination Date. This Section 5.05 applies in countries in which the Participant has physically been present performing work for the Company or DowDuPont Inc. or any of its direct or indirect subsidiaries at any time during the two (2) years immediately preceding the Qualifying Termination Date.

Section 5.06    Non-Disparagement. At all times following a Qualifying Termination, subject to Section 5.07 below, the Participant may not, except to the extent required by law or legal process, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any of its officers, directors, partners, shareholders, attorneys, employees and agents.

Section 5.07    Permitted Disclosures. Notwithstanding anything to the contrary in this Plan, pursuant to 18 U.S.C. § 1833(b), each Participant understands that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or the Participant’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding anything to the contrary in this Plan, each Participant understands that if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Plan or any agreement that the Participant has with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Plan or any agreement that a Participant has with the Company shall prohibit or restrict the Participant from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

Section 5.08    Reasonableness. In consideration of receiving payments and benefits hereunder upon a Qualifying Termination, each Participant hereby acknowledges that (a) the Participant’s obligations under this Article V are reasonable in the context of the nature and scope of the Company’s business and the competitive injuries likely to be sustained by the Company if the Participant were to violate such obligations and (b) the payments and benefits provided under this Plan are made in consideration of, and are adequately supported by, the agreement of the Company to perform its obligations under this Plan and by other consideration, which the Participant acknowledges constitutes good, valuable and sufficient consideration.

ARTICLE VI

CLAIMS PROCEDURES

Section 6.01    Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within one hundred and twenty (120) days after the Participant’s Qualifying Termination Date. Claims should be addressed and sent to:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attention: Corporate Secretary

If the Participant’s claim is denied, in whole or in part, the Participant shall be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days shall apply. If such an extension of time is required, written notice of the extension shall be furnished to the Participant before the termination of the initial ninety (90)-day period and shall describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. If written notice of denial of the claim for benefits is not furnished within the specified time, the claim shall be deemed to be denied. The Participant shall then be permitted to appeal the denial in accordance with Section 6.02 below. Written notice of the denial of the Participant’s claim shall contain the following information:

(a) the specific reason or reasons for the denial of the Participant’s claim;

(b) references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c) a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 6.02    Appeal of Denied Claims. If the Participant’s claim is denied (or deemed denied) and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(a)    Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial (or no later than sixty (60) days after the claim is deemed denied).

(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d)    A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the Participant feels are pertinent.

(e)    The review of the denied claim shall take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

(f)    The Administrator may require the Participant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

Section 6.03 Administrator’s Response to Appeal. The Administrator shall provide the Participant with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this sixty (60)-day period. In any such case, the Administrator shall notify the Participant in writing within the sixty (60)-day period and the final decision shall be made no later than one hundred and twenty (120) days after the Administrator’s receipt of the Participant’s written claim for review. This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator is to render his or her decision on review. The Administrator’s decision on the Participant’s claim for review shall take into account all comments, documents, records and other information submitted by the applicant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination, shall be communicated to the Participant in writing and shall clearly state:

(a)    the specific reason or reasons for the denial of the Participant’s claim;

(b)    reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(d)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section 6.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

ARTICLE VII

ADMINISTRATION, AMENDMENT AND TERMINATION

Section 7.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a)    administer the Plan according to its terms and to interpret Plan policies and procedures;

(b)    resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c)    take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e)    process and approve or deny all claims for benefits; and

(f)    decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate. Any such delegation shall be in writing.

Section 7.02    Amendment and Termination. The Plan may be amended or terminated by the Compensation Committee or the Board of Directors of the Company at any time, provided that, without the consent of an affected Participant, the Plan may not be amended or terminated in respect of the Participant during the twenty-four (24) months immediately following a Change in Control or following such Participant’s Qualifying Termination. The CEO or chief human resources officer of the Company may amend Exhibit A from time to time to add, but not remove, individuals who are employees of the Company but who are not executive officers under the Exchange Act.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 8.02    Effect on Other Plans, Agreements and Benefits.

(a)    Each Participant who incurs a Qualifying Termination shall remain entitled to any benefits to which he or she would otherwise be entitled under the terms and conditions of the Company’s tax-qualified retirement plans and non-qualified deferred compensation plans and nothing contained in the Plan is intended to waive or relinquish the Participant’s vested rights in such benefits.

(b)    Any severance benefits payable to a Participant under the Plan shall not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

(c)    The treatment of any equity incentive compensation awards made to a Participant shall be governed by the terms of the applicable equity plan and equity award agreement.

Section 8.03    Mitigation. Except as provided in Section 3.02(c) or by reason of the definition of Benefit Continuation Period, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

Section 8.04    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 8.05    Headings and Subheadings; Gender. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph. References in this Plan to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

Section 8.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 8.07    Successors. The Plan shall be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan shall inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 8.08    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.

Section 8.09    Waiver. Any party’s failure to enforce any provision or provisions of the Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 8.10    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan shall be brought only in a state or federal court located in the State of Delaware in New Castle County and each party consents to the venue and jurisdiction of such court.

Section 8.11    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company shall make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 8.12    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 8.13    Section 409A. The intent of the Company and the Participants is that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6)-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, in the event any payments hereunder could occur in one of two calendar years as a result of being dependent upon the general release of claims becoming nonrevocable, then, to the extent required to avoid penalties under Section 409A of the Code, such payments shall commence or be made on the first regularly scheduled payroll date of the Company, following the date the general release of claims becomes nonrevocable, that occurs in the second of such two calendar years.

EXHIBIT A

Schedule of Participants other than CEO

1.	Alexa Dembek

2.	Jeanmarie Desmond

3.	James Fahey

4.	Darrell Ford

5.	Matthias Heinzel

6.	Erik Hoover

7.	Jon Kemp

8.	Steven Larrabee

9.	Rose Lee

10.	Raj Ratnakar

11.	Daryl Roberts

12.	Randy Stone